Prospect Capital Announces September 2022 Results: $0.22 per Common Share Basic Net Investment Income and Stable Monthly $0.06 per Common Share Distributions

NEW YORK, November 9, 2022 (GLOBE NEWSWIRE) -– Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) today announced financial results for our fiscal quarter ended September 30, 2022.

FINANCIAL RESULTS

All amounts in $000’s except per share amounts (on weighted average basis for period numbers)	Quarter Ended	Quarter Ended	Quarter Ended
	September 30, 2022	June 30, 2022	September 30, 2021

Net Investment Income (“NII”)	$99,266	$89,969	$81,369
Basic NII per Common Share(1)	$0.22	$0.21	$0.20
Interest as % of Total Investment Income	86.0%	83.3%	86.3%

Net (Loss) Income Applicable to Common Stockholders	$(105,199)	$(56,643)	$209,724
Basic Net (Loss) Income per Common Share(2)	$(0.27)	$(0.14)	$0.54

Distributions to Common Shareholders	$71,072	$70,672	$70,043
Distributions per Common Share	$0.18	$0.18	$0.18

Since Oct 2017 Basic NII per Common Share(1)	$3.97	$3.75	$3.15
Since Oct 2017 Distributions per Common Share	$3.60	$3.42	$2.88
Since Oct 2017 Basic NII Less Distributions per Common Share	$0.37	$0.33	$0.27

Net Asset Value (“NAV”) to Common Shareholders	$3,964,422	$4,119,123	$3,943,263
NAV per Common Share	$10.01	$10.48	$10.12

Net of Cash Debt to Equity Ratio(3)	53.5%	56.8%	48.2%
Net of Cash Asset Coverage of Debt Ratio(3)	286%	275%	306%

Unsecured Debt as % of Total Debt	70.0%	69.7%	96.0%
Unsecured and Non-Recourse Debt as % of Total Debt	100.0%	100.0%	100.0%

(1)Basic NII is calculated by dividing NII, less preferred dividends, by the weighted average number of common shares outstanding.
(2)Basic Net (Loss) Income is calculated by dividing Net (Loss) Income by the weighted average number of common shares outstanding.
(3)Including our preferred stock as equity.

CASH COMMON SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring distributions to common shareholders as follows:

Monthly Cash Common Shareholder Distribution	Record Date	Payment Date	Amount (per share)
November 2022	11/28/2022	12/20/2022	$0.0600
December 2022	12/28/2022	1/19/2023	$0.0600
January 2023	1/27/2023	2/16/2023	$0.0600

These monthly cash distributions are the 63rd, 64th, and 65th consecutive $0.06 per share distributions to common shareholders.

Prospect expects to declare February 2023, March 2023, and April 2023 distributions to common shareholders in February 2023.

Based on the declarations above, Prospect’s closing stock price of $7.34 at November 8, 2022 delivers to our common shareholders an annualized distribution yield of 9.8%.

Taking into account past distributions and our current share count for declared distributions, and since inception through our January 2023 declared distribution, Prospect will have distributed $19.86 per share to original common shareholders, aggregating approximately $3.8 billion in cumulative distributions to all common shareholders.

Since inception in 2004, Prospect has invested $19.6 billion across 403 investments, exiting 274 of these investments.

Over the ten quarters from the pre-pandemic December 2019 quarter to the June 2022 quarter, Prospect delivered the highest growth in the business development company industry of net asset value per common share, with NAV per common share increasing by 21% over that time period.

Since October 2017, our NII per common share has aggregated $3.97 while our common shareholder and preferred shareholder distributions per common share have aggregated $3.60, causing our NII to exceed common and preferred distributions during this period by $0.37 per common share.

Initiatives focused on enhancing accretive NII per share growth include (1) our $1.75 billion targeted 6.50% perpetual preferred stock offerings (which could potentially be increased in capacity in an accretive fashion), (2) greater utilization of our cost efficient revolving credit facility (with an incremental cost of approximately 5.45% at today’s one month SOFR), (3) increase of short-term Libor and SOFR rates based on Fed tightening to exceed floors and boost asset yields, and (4) increased primary and secondary originations of senior secured debt and selected equity investments targeting attractive risk-adjusted yields and total returns as we deploy dry powder from our underleveraged balance sheet.

Our senior management team and employees own approximately 28% of all common shares outstanding, approximately $1.1 billion of our common equity as measured at NAV.

CASH PREFERRED SHAREHOLDER DISTRIBUTION DECLARATION

Prospect is declaring monthly distributions to 5.50% preferred shareholders at an annual rate of 5.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date (the first business day of the month, with no additional dividend accruing in January as a result), as follows:

Monthly Cash 5.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
December 2022	12/21/2022	1/3/2023	$0.114583
January 2023	1/18/2023	2/1/2023	$0.114583
February 2023	2/15/2023	3/1/2023	$0.114583

Prospect is declaring monthly distributions to 6.50% preferred shareholders at an annual rate of 6.50% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date (the first business day of the month, with no additional dividend accruing in January as a result), as follows:

Monthly Cash 6.50% Preferred Shareholder Distribution	Record Date	Payment Date	Monthly Amount (per share), before pro ration for partial periods
December 2022	12/21/2022	1/3/2023	$0.135417
January 2023	1/18/2023	2/1/2023	$0.135417
February 2023	2/15/2023	3/1/2023	$0.135417

Prospect is declaring our second quarterly distribution to Series A preferred shareholders at an annual rate of 5.35% of the stated value of $25.00 per share, from the date of issuance or, if later, from the most recent dividend payment date, as follows:

Quarterly Cash 5.35% Preferred Shareholder Distribution	Record Date	Payment Date	Amount (per share)
November 2022 - January 2023	1/18/2023	2/1/2023	$0.334375

PORTFOLIO UPDATE AND INVESTMENT ACTIVITY

All amounts in $000’s except per unit amounts	As of	As of
	September 30, 2022	June 30, 2022

Total Investments (at fair value)	$7,582,665	$7,602,510
Number of Portfolio Companies	128	129

First Lien Debt	51.8%	49.9%
Second Lien Debt	19.0%	19.4%
Subordinated Structured Notes	9.2%	9.4%
Unsecured Debt	0.1%	0.1%
Equity Investments	19.9%	21.2.%
Mix of Investments with Underlying Collateral Security	80.0%	78.7%

Annualized Current Yield – All Investments	9.9%	8.7%
Annualized Current Yield – Performing Interest Bearing Investments	12.4%	11.1%

Top Industry Concentration(1)	18.6%	18.3%
Retail Industry Concentration(1)	0.4%	0.1%
Energy Industry Concentration(1)	1.6%	1.7%
Hotels, Restaurants & Leisure Concentration(1)	0.3%	0.3%

Non-Accrual Loans as % of Total Assets (2)	0.3%	0.4%

Middle-Market Loan Portfolio Company Weighted Average EBITDA(3)	$114,238	$110,764

As of the quarter ended September 30, 2022, our middle-market loan portfolio company weighted average net debt leverage ratio was 5.29x.(3)
(1)Excluding our underlying industry-diversified structured credit portfolio.
(2)Calculated at fair value.
(3)For additional disclosure see “Middle-Market Loan Portfolio Company Weighted Average EBITDA and Net Leverage” at the end of this release.

During the December 2022 (to date), September 2022, and June 2022 quarters, investment originations and repayments were as follows:

All amounts in $000’s	Quarter Ended	Quarter Ended	Quarter Ended
	December 31, 2022 (to date)	September 30, 2022	June 30, 2022

Total Originations	$106,282	$304,530	$477,420

Middle-Market Lending	84.1%	69.6%	68.7%
Real Estate	11.8%	11.9%	17.7%
Structured Notes	4.1%	13.6%	9.6%
Middle-Market Lending / Buyout	—%	4.9%	3.8%
Other	—%	—%	0.2%

Total Repayments	$12,218	$150,463	$151,085

Originations, Net of Repayments	$94,064	$154,067	$326,335

For additional disclosure see “Primary Origination Strategies” at the end of this release.

We have invested in subordinated structured notes benefiting from individual standalone financings non-recourse to Prospect, with our risk limited in each case to our net investment. At September 30, 2022 and June 30, 2022, our subordinated structured note portfolio at fair value consisted of the following:

All amounts in $000’s except per unit amounts	As of	As of
	September 30, 2022	June 30, 2022

Total Subordinated Structured Notes	$695,292	$711,429
Subordinated Structured Notes as % of Portfolio	9.2%	9.4%

# of Investments(2)	37	37

TTM Average Cash Yield(1)(2)	20.6%	21.1%
Annualized Cash Yield(1)(2)	17.2%	21.0%
Annualized GAAP Yield on Fair Value(1)(2)	13.2%	10.6%
Annualized GAAP Yield on Amortized Cost(2)	9.3%	7.5%

Cumulative Cash Distributions	$1,483,852	$1,453,674
% of Original Investment	106.6%	104.4%

# of Underlying Collateral Loans	1,670	1,706
Total Asset Base of Underlying Portfolio	$15,440,229	$15,536,327

Prospect TTM Default Rate	0.85%	0.25%
Broadly Syndicated Market TTM Default Rate	0.90%	0.28%
Prospect Default Rate Outperformance vs. Market	0.05%	0.03%

(1)Calculation based on fair value.
(2)Excludes investments being redeemed.

To date, including called investments being redeemed, we have realized 34 subordinated structured notes totaling $1.513 billion with an expected pooled average realized gross IRR of 13.4% and cash on cash multiple of 1.62 times.
Since December 31, 2017 through today, 32 of our subordinated structured note investments have completed multi-year extensions of their reinvestment periods (typically at reduced liability spreads and increased weighted average life asset benefits). We believe further long-term optionality upside exists in our structured credit portfolio through additional refinancings and reinvestment period extensions.

CAPITAL AND LIQUIDITY

Our multi-year, long-term laddered and diversified historical funding profile has included a $1.68 billion revolving credit facility (with 48 lenders, an increase of 6 lenders including our prior September 2022 extension and related upsizing), program notes, listed baby bonds, institutional bonds, convertible bonds, listed preferred stock, and program preferred stock. We have retired multiple upcoming maturities and as of today we have no debt maturing in calendar year 2022.
On September 15, 2022, we completed an amendment and upsizing of our existing revolving credit facility (the “Facility”) for Prospect Capital Funding, extending the term 1.5 years. The Facility includes a revolving period that extends through September 15, 2026, followed by an additional one-year amortization period. Pricing for amounts drawn under the Facility is one-month SOFR plus 2.05%.
The combined amount of our balance sheet cash and undrawn revolving credit facility commitments is currently approximately $940 million. Our total unfunded eligible commitments to non-control portfolio companies total, is over $43 million, approximately 0.6% of our total assets as of September 30, 2022.

	As of	As of
All amounts in $000’s	September 30, 2022	June 30, 2022
Net of Cash Debt to Equity Ratio(1)	53.5%	56.8%
% of Interest-Bearing Assets at Floating Rates	88.2%	87.8%
% of Liabilities at Fixed Rates	70.0%	69.7%

% of Floating Loans with Libor or SOFR Floors	94.3%	94.1%
Weighted Average Libor/SOFR Floor	1.26%	1.29%

Unencumbered Assets	$4,965,086	$4,989,046
% of Total Assets	64.8%	65.1%

(1)Including our preferred stock as equity.

The below table summarizes our September 2022 quarter term debt issuance and repurchase/repayment activity:

All amounts in $000’s	Principal	Coupon	Maturity
Debt Issuances
Prospect Capital InterNotes®	$2,624	4.50%	July 2027 – September 2027
Total Debt Issuances	$2,624

Debt Repurchases/Repayments
Prospect Capital InterNotes®	$1,144	3.00% - 5.50%	July 2027 – September 2051
2022 Notes	$60,501	4.95%	July 2022
2023 Notes	$347	5.875%	March 2023
Total Debt Repurchases/Repayments	$61,992

Net Debt Issuances	$(59,368)

We currently have six separate unsecured debt issuances aggregating over $1.5 billion outstanding, not including our program notes, with laddered maturities extending through October 2028. At September 30, 2022, $349.0 million of program notes were outstanding with laddered maturities through March 2052.
At September 30, 2022, our weighted average cost of unsecured debt financing was 4.33%, a decrease of 0.02% from June 30, 2022, and a decrease of 0.23% from September 30, 2021.

On August 3, 2020 and October 3, 2020, we launched our $1.75 billion 5.50% perpetual preferred stock offering programs. On October 7, 2022, we amended our existing $1.75 billion in perpetual preferred stock offering programs to offer new 6.50% series of shares. Prospect expects to use the net proceeds from the offering programs to maintain and enhance balance sheet liquidity, including repaying our credit facility and purchasing high quality short-term debt instruments, and to make long-term investments in accordance with our investment objective. The preferred stock provides Prospect with a diversified source of accretive fixed-rate capital without creating maturity risk due to the perpetual term. To date we have issued approximately $1.0 billion of our 6.50% and 5.50% perpetual preferred stock programs (including $288 million in the September 2022 quarter and, to date, $163 million in the current December 2022 quarter), with the ability potentially to upsize such programs based on significant balance sheet capacity.

On July 19, 2021, we closed a $150 million listed 5.35% perpetual preferred stock offering. Prospect used the net proceeds from the offering to maintain and enhance balance sheet liquidity, including repaying our credit facility and redeeming higher cost program notes.
In connection with the 5.50% perpetual preferred stock offering program, effective August 3, 2020 and as amended on June 9, 2022, we adopted and amended, respectively, a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.
In connection with the 6.50% perpetual preferred stock offering program, effective October 7, 2022 we adopted a Preferred Stock Dividend Reinvestment Plan, pursuant to which holders of the preferred stock will have dividends on their preferred stock automatically reinvested in additional shares of such preferred stock at a price per share of $25.00, if they elect.

We currently have approximately $1.2 billion in preferred stock outstanding.

Prospect holds recently reaffirmed or initiated investment grade company ratings, all with a stable outlook, from Standard & Poor’s (BBB-), Moody’s (Baa3), Kroll (BBB-), Egan-Jones (BBB), and DBRS (BBB (low)). Maintaining our investment grade ratings with prudent asset, liability, and risk management is an important objective for Prospect.
DIVIDEND REINVESTMENT PLAN
We have adopted a dividend reinvestment plan (also known as our “DRIP”) that provides for reinvestment of our distributions on behalf of our shareholders, unless a shareholder elects to receive cash. On April 17, 2020, our board of directors approved amendments to the Company’s DRIP, effective May 21, 2020. These amendments principally provide for the number of newly-issued shares pursuant to the DRIP to be determined by dividing (i) the total dollar amount of the distribution payable by (ii) 95% of the closing market price per share of our stock on the valuation date of the distribution (providing a 5% discount to the market price of our common stock), a benefit to shareholders who participate.
HOW TO PARTICIPATE IN OUR DIVIDEND REINVESTMENT PLAN
Shares held with a broker or financial institution
Many shareholders have been automatically “opted out” of our DRIP by their brokers. Even if you have elected to automatically reinvest your PSEC stock with your broker, your broker may have “opted out” of our DRIP (which utilizes DTC’s dividend reinvestment service), and you may therefore not be receiving the 5% pricing discount. Shareholders interested in participating in our DRIP to receive the 5% discount should contact their brokers to make sure each such DRIP participation election has been made through DTC. In making such DRIP election, each shareholder should specify to one’s broker the desire to participate in the "Prospect Capital Corporation DRIP through DTC" that issues shares based on 95% of the market price (a 5% discount to the market price) and not the broker's own "synthetic DRIP” plan (if any) that offers no such discount. Each shareholder should not assume one’s broker will automatically place such shareholder in our DRIP through DTC. Each shareholder will need to make this election proactively with one’s broker or risk not receiving the 5% discount. Each shareholder may also consult with a representative of such shareholder’s broker to request that the number of shares the shareholder wishes to enroll in our DRIP be re-registered by the broker in the shareholder’s own name as record owner in order to participate directly in our DRIP.
Shares registered directly with our transfer agent
If a shareholder holds shares registered in the shareholder’s own name with our transfer agent (less than 0.1% of our shareholders hold shares this way) and wants to make a change to how the shareholder receives dividends, please contact our plan administrator, American Stock Transfer and Trust Company LLC by calling (888) 888-0313 or by mailing American Stock Transfer and Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219.
EARNINGS CONFERENCE CALL
Prospect will host an earnings call on Thursday November 10, 2022 at 11:00 a.m. Eastern Time. Dial 888-338-7333. For a replay prior to December 10, 2022 visit www.prospectstreet.com or call 877-344-7529 with passcode 3177489.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2022	June 30, 2022

	(Unaudited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,786,356 and $2,732,906, respectively)	$3,444,478	$3,438,317
Affiliate investments (amortized cost of $236,898 and $242,101, respectively)	317,275	393,264
Non-control/non-affiliate investments (amortized cost of $4,322,232 and $4,221,824, respectively)	3,820,912	3,770,929
Total investments at fair value (amortized cost of $7,345,486 and $7,196,831, respectively)	7,582,665	7,602,510
Cash	43,399	35,364
Receivables for:
Interest, net	18,781	12,925
Other	1,309	745
Deferred financing costs on Revolving Credit Facility	15,223	10,801
Prepaid expenses	839	1,078
Total Assets	7,662,216	7,663,423
Liabilities
Revolving Credit Facility	799,851	839,464
Public Notes (less unamortized discount and debt issuance costs of $20,943 and $22,281, respectively)	1,344,169	1,343,178
Prospect Capital InterNotes® (less unamortized debt issuance costs of $6,969 and $7,122, respectively)	342,075	340,442
Convertible Notes (less unamortized discount and debt issuance costs of $2,243 and $2,477, respectively)	153,925	214,192
Due to Prospect Capital Management	59,947	58,100
Dividends payable	23,836	23,657
Interest payable	19,426	26,669
Accrued expenses	4,775	3,309
Due to broker	2,834	—
Due to Prospect Administration	2,469	2,281
Other liabilities	1,229	932
Total Liabilities	2,754,536	2,852,224
Commitments and Contingencies
Preferred Stock, par value $0.001 per share (227,900,000 shares of preferred stock authorized, with 60,000,000 as Series A1, 60,000,000 as Series M1, 60,000,000 as Series M2, 20,000,000 as Series AA1, 20,000,000 as Series MM1, 1,000,000 as Series A2, and 6,900,000 as Series A as of September 30, 2022 and June 30, 2022 each; 30,751,961 and 20,794,645 Series A1 shares issued and outstanding; 3,925,331 and 2,626,238 Series M1 shares issued and outstanding; 0 and 0 Series M2 shares issued and outstanding; 0 and 0 Series AA1 shares issued and outstanding; 0 and 0 Series MM1 shares issued and outstanding; 187,000 and 187,000 Series A2 shares issued and outstanding; and 6,000,000 and 6,000,000 Series A shares issued and outstanding as of September 30, 2022 and June 30, 2022) at carrying value plus cumulative accrued and unpaid dividends
	943,258	692,076
Net Assets Applicable to Common Shares	$3,964,422	$4,119,123
Components of Net Assets Applicable to Common Shares and Net Assets, respectively
Common stock, par value $0.001 per share (1,772,100,000 common shares authorized; 396,179,053 and 393,164,437 issued and outstanding, respectively)	396	393
Paid-in capital in excess of par	4,071,937	4,050,370
Total distributable (loss) earnings	(107,911)	68,360
Net Assets Applicable to Common Shares	$3,964,422	$4,119,123
Net Asset Value Per Common Share	$10.01	$10.48

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,
	2022	2021
Investment Income
Interest income:
Control investments	$62,263	$55,831
Affiliate investments	7,461	10,077
Non-control/non-affiliate investments	81,698	57,529
Structured credit securities	22,896	22,834
Total interest income	174,318	146,271
Dividend income:
Control investments	1,187	1,250
Affiliate investments	1,374	—
Non-control/non-affiliate investments	340	17
Total dividend income	2,901	1,267
Other income:
Control investments	20,665	17,032
Affiliate investments	133	3,816
Non-control/non-affiliate investments	4,657	1,088
Total other income	25,455	21,936
Total Investment Income	202,674	169,474
Operating Expenses
Base management fee	38,314	32,203
Income incentive fee	21,626	19,740
Interest and credit facility expenses	33,870	28,038
Allocation of overhead from Prospect Administration	3,099	4,526
Audit, compliance and tax related fees	2,301	617
Directors’ fees	131	116
Other general and administrative expenses	4,067	2,865
Total Operating Expenses	103,408	88,105
Net Investment Income	99,266	81,369
Net Realized and Net Change in Unrealized (Losses) Gains from Investments
Net realized (losses) gains
Control investments	(1,093)	3
Affiliate investments	—	—
Non-control/non-affiliate investments	(22,084)	(604)
Net realized losses	(23,177)	(601)
Net change in unrealized (losses) gains
Control investments	(47,289)	122,330
Affiliate investments	(70,786)	6,037
Non-control/non-affiliate investments	(50,425)	8,353
Net change in unrealized (losses) gains	(168,500)	136,720
Net Realized and Net Change in Unrealized (Losses) Gains from Investments	(191,677)	136,119
Net realized losses on extinguishment of debt	(28)	(5,357)
Net (Decrease) Increase in Net Assets Resulting from Operations	(92,439)	212,131
Preferred stock dividend	12,760	2,407
Net (Decrease) Increase in Net Assets Resulting from Operations applicable to Common Stockholders	$(105,199)	$209,724

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER COMMON SHARE
(in actual dollars)

	Three Months Ended September 30,
	2022		2021
Per Share Data
Net asset value per common share at beginning of period	$10.48		$9.81
Net investment income(1)	0.25		0.21
Net realized and change in unrealized (losses) gains(1)	(0.49)		0.33
Net (decrease) increase from operations	(0.24)		0.54
Distributions of net investment income to preferred stockholders	(0.03)		(0.01)
Net (decrease) increase from operations applicable to common stockholders(4)	(0.27)		0.53
Distributions of net investment income to common stockholders	(0.18)	(3)	(0.18)	(3)
Return of Capital to common stockholders	—	(3)	—	(3)
Common stock transactions(2)	(0.02)		(0.01)
Offering costs from issuance of preferred stock	—		(0.03)
Net asset value per common share at end of period	$10.01		$10.12

(1)Per share data amount is based on the weighted average number of common shares outstanding for the period presented (except for dividends to stockholders which is based on actual rate per share).

(2)Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our common stock dividend reinvestment plan, common shares issued to acquire investments and common shares repurchased below net asset value pursuant to our Repurchase Program, and common shares issued pursuant to the Holder Optional Conversion of our 5.50% preferred stock.

(3)Not finalized for the respective fiscal period.

(4)Diluted net decrease from operations applicable to common stockholders was $(0.27) for the three months ended September 30, 2022. Diluted net increase from operations applicable to common stockholders was $0.52 for the three months ended September 30, 2021.

MIDDLE-MARKET LOAN PORTFOLIO COMPANY WEIGHTED AVERAGE EBITDA AND NET LEVERAGE

Middle-Market Loan Portfolio Company Weighted Average Net Leverage (“Middle-Market Portfolio Net Leverage”) and Middle-Market Loan Portfolio Company Weighted Average EBITDA (“Middle-Market Portfolio EBITDA”) provide clarity into the underlying capital structure of PSEC’s middle-market loan portfolio investments and the likelihood that PSEC’s overall portfolio will make interest payments and repay principal.
Middle-Market Portfolio Net Leverage reflects the net leverage of each of PSEC’s middle-market loan portfolio company debt investments, weighted based on the current fair market value of such debt investments. The net leverage for each middle-market loan portfolio company is calculated based on PSEC’s investment in the capital structure of such portfolio company, with a maximum limit of 10.0x adjusted EBITDA. This calculation excludes debt subordinate to PSEC’s position within the capital structure because PSEC’s exposure to interest payment and principal repayment risk is limited beyond that point. Additionally, subordinated structured notes, other structured credit, real estate investments, investments for which EBITDA is not available, and equity investments, for which principal repayment is not fixed, are also not included in the calculation. The calculation does not exceed 10.0x adjusted EBITDA for any individual investment because 10.0x captures the highest level of risk to PSEC. Middle-Market Portfolio Net Leverage provides PSEC with some guidance as to PSEC’s exposure to the interest payment and principal repayment risk of PSEC’s overall debt portfolio. PSEC monitors its Middle-Market Portfolio Net Leverage on a quarterly basis.
Middle-Market Portfolio EBITDA is used by PSEC to supplement Middle-Market Portfolio Net Leverage and generally indicates a portfolio company’s ability to make interest payments and repay principal. Middle-Market Portfolio EBITDA is calculated using the EBITDA of each of PSEC’s middle-market loan portfolio companies, weighted based on the current fair market value of the related investments. The calculation provides PSEC with insight into profitability and scale of the portfolio companies within our overall debt investments.
These calculations include addbacks that are typically negotiated and documented in the applicable investment documents, including but not limited to transaction costs, share-based compensation, management fees, foreign currency translation adjustments and other nonrecurring transaction expenses.
Together, Middle-Market Portfolio Net Leverage and Middle-Market Portfolio EBITDA assist PSEC in assessing the likelihood that PSEC will timely receive interest and principal payments. However, these calculations are not meant to substitute for an analysis of PSEC’s our underlying portfolio company debt investments, but to supplement such analysis.

PRIMARY ORIGINATION STRATEGIES

Middle-Market Lending - We make directly-originated, agented loans to companies, including companies which are controlled by private equity sponsors and companies that are not controlled by private equity sponsors (such as companies that are controlled by the management team, the founder, a family or public shareholders). This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. We may also purchase selected equity co-investments in such companies. In addition to directly-originated, agented loans, we also invest in senior and secured loans, syndicated loans and high yield bonds that have been sold to a club or syndicate of buyers, both in the primary and secondary markets. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders.
Middle-Market Lending / Buyout - This strategy involves purchasing senior and secured yield-producing debt and controlling equity positions in operating companies across various industries. We believe this strategy provides enhanced certainty of closing to sellers, and the opportunity for management to continue in their current roles. These investments are often structured in tax-efficient partnerships, enhancing returns.
Real Estate - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). The real estate investments of National Property REIT Corp. (“NPRC”) are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically attractive occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition.
Subordinated Structured Notes - We make investments in structured credit, often taking a significant position in subordinated structured notes (equity) and rated secured structured notes (debt). The underlying portfolio of each structured credit investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The structured credit portfolios in which we invest are managed by established collateral management teams with many years of experience in the industry.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made. We undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702